Exhibit 10.7.1

AMENDMENT TO
AMENDED 1995 LONG-TERM INCENTIVE STOCK PLAN
OF WALTER INDUSTRIES, INC.

Walter Industries, Inc., a Delaware corporation, hereby amends the 1995 Long-Term Incentive Stock Plan of Walter Industries, Inc. (the “Plan”) as follows:

1.               The following is inserted as new Section 3(d) of the Plan:

“It is the intention of the Company that the awards granted under the Plan will be exempt from, or will comply with the requirements of, Section 409A of the Code, and the Plan and the terms and conditions of all awards shall be interpreted, construed and administered consistent with such intent Although the Company intends for the awards to be in compliance with Section 409A of the Code or an exemption thereto, the Company does not warrant that the terms of any award or the Company’s administration thereof will be exempt from, or will comply with the requirements of, Section 409A of the Code. The Company shall not be liable to any participant or any other person for any tax, interest, or penalties that the person may incur as a result of an award or the Company’s administration thereof not satisfying any of the requirements of Section 409A of the Code or an exemption thereto.”

2.               The following is inserted at the end of Section 5(c) of the Plan:

“Further, no adjustment shall be authorized to the extent such adjustment would cause any award that is otherwise exempt from the requirements of Section 409A of the Code to become subject to Section 409A of the Code, or would cause any award that is subject to Section 409A of the Code to fail to satisfy any requirement of Section 409A of the Code.”

3.               The following is inserted at the end of Section 7(b) of the Plan:

“The Committee shall not permit the modification or extension (in each case as defined under Section 409A of the Code) of a stock option that is exempt from the requirements of Section 409A of the Code in a manner that would cause such stock option to become subject to the requirements of Section 409A of the Code, or would otherwise violate any applicable requirement of Section 409A of the Code.”

4.               The following is inserted at the end of Section 9 of the Plan:

“Notwithstanding the foregoing, the Committee shall not permit any deferrals under this Section 9 if such deferral would be inconsistent with the last sentence of Section 7(b) of the Plan, or would otherwise violate any applicable requirement of Section 409A of the Code.”

5.               The following phrase is inserted at the beginning of Section 11 of the Plan:

“Subject to compliance with all applicable requirements of Section 409A of the Code,”

6.               The following is inserted at the end of Section 13 of the Plan:

“Notwithstanding anything to the contrary, the Committee shall have the right to amend the Plan and any outstanding awards or adopt other policies and procedures applicable to the Plan and awards (including amendments, policies and procedures with retroactive effect) without participant consent as may be necessary or appropriate to comply with the requirements of Section 409A of the Code or an exemption thereto.”